Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (“Agreement”) sets forth the complete terms under which the employment of J. Matthew Bond (“Executive”) with Pharmaceutical Research Associates, Inc. (“PRA”) is ending.
     1. Recitals.
          a. Executive formerly served as an employee at PRA.
          b. Executive and PRA desire to conclude Executive’s employment with PRA on mutually satisfactory terms and in accordance with the terms of Executive’s February 3, 2006 Employment and Non-Competition Agreement (hereby incorporated by reference).
          c. Each reference in this Agreement to PRA includes Pharmaceutical Research Associates, Inc. and any of its present or former divisions, affiliates, subsidiaries, parents, attorneys, trustees under any employee benefit plan, officers, directors, members, employees, agents, attorneys, representatives, predecessors, successors, and assigns.
     2. Conclusion of Employment.
     Executive has resigned his office as Chief Financial Officer of PRA and from all other officer and directorship positions with PRA and any affiliate of PRA effective June 4, 2007. Executive agrees to execute any and all formal documents as may be necessary to effectuate such resignations. Executive and PRA agree that Executive’s employment with PRA will terminate effective July 5, 2007 and that for the period from June 5, 2007 until July 5, 2007 Executive will assist in the transition to a new chief financial officer and will continue to receive his current base salary. On July 5, 2007, Executive will be paid any and all accrued but unpaid base salary (including accrued but unpaid PTO) due to Executive as of July 5, 2007. Executive specifically waives and renounces any claim for employment with PRA after July 5, 2007.
     3. Severance Payment.
     PRA agrees to provide Executive with the gross sum of $264,000 less all applicable payroll taxes, deductions, and withholdings (hereinafter “Severance Payment”), said amount representing severance payments due under the February 3, 2006 Employment and Non-Competition Agreement equal to twelve (12) months base salary.

     The February 3, 2006 Employment and Non-Competition Agreement provides that the Severance Payment shall be made over a 12-month period following the date of termination. However, in order to comply with the provisions of Section 409A of the Internal Revenue Code, the first severance payment pursuant to the terms hereof will be made on the PRA’s first payroll date following the date that is six months after the date of termination. The amount of this first payment will be $132,000, which represents 6/12 of the total Severance Payment. Thereafter, the remaining portion of the Severance Payment equal to $132,000 shall be payable in bi-monthly installments for the remaining six months of the severance period at the same time Executive would otherwise receive such base salary if Executive were still employed by PRA during such period.
     4. Bonus Payment.
     PRA agrees to provide Executive with $67,500 less all applicable payroll taxes, deductions, and withholdings (hereinafter “Bonus Payment”), such amount representing a payment of one-half of Executive’s 2007 target bonus. The Bonus Payment will be paid in a lump sum at the first regularly scheduled pay period following the date this Agreement becomes irrevocable and effective pursuant to Paragraph 9 of this Agreement and Executive’s return of all PRA property (including but not limited to office keys, tools, and corporate credit card, together with any and all work-related documents and data, whether on paper or in electronic form but not including laptop computer and telecommunications equipment). It is expected that the Bonus Payment will be processed in PRA’s July 15, 2007 normal payroll cycle.
     5. Benefits.
     Should Executive choose to elect continued health benefits under PRA’s employee health benefit plan pursuant to COBRA, PRA will reimburse Executive for his premium costs up to twelve (12) months. PRA will reimburse Executive within fourteen (14) days of receiving written notice and proof of payment from Executive.

     6. Options/MSPP Shares.
     Executive’s outstanding options (the “Options”) to purchase shares of common stock (the “Shares”) of PRA International, a Delaware corporation, (the “Parent”) that are vested on July 5, 2007 will be governed by the terms of the applicable option agreement between Executive and the Parent (the “Option Agreement”) and the applicable option plan through which the Options were granted. Executive’s Options that are unvested as of July 5, 2007 will be forfeited as of that date. Executive shall also be entitled to receive 461 Shares of Parent based on Executive’s contributions to the PRA International Management Stock Purchase Plan (“MSPP”) and in accordance with the terms of the MSPP.
     7. Limitation of Rights.
     Executive understands and agrees that PRA shall make no other payments and shall have no other obligations to Executive except as described herein.
     8. General Release.
          a. By signing this Agreement, Executive agrees, for himself, his heirs, beneficiaries, devises, executors, administrators, attorneys, personal representatives, and assigns, and does hereby forever release and discharge PRA (except for PRA’s obligations pursuant to this Agreement) from any and all claims, debts, demands, accounts, judgments, rights, causes of action, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, that he has or may have arising up to and including the date of execution of this Agreement, including without limitation, claims or causes of action related in any way to Executive’s employment (or the termination thereof) with PRA and including any claims of wrongful discharge, breach of express or implied contract, breach of employment contract, fraud, misrepresentation, defamation, liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, or any other federal, state or local law relating to employment, employee benefits or the termination of employment, or any other claim arising out of or relating to Executive’s employment with PRA. Executive understands and agrees that by signing this Agreement, Executive is forever barred from making any such claims for monetary relief against PRA and that should Executive institute any proceeding against PRA with respect to any of the claims released herein, Executive agrees that this Agreement shall be deemed full and complete accord, satisfaction and settlement of any such claim and shall constitute sufficient basis for its immediate dismissal.
          b. This Agreement is not and shall not be deemed an admission by PRA of a violation of any statute or law or wrongdoing of any kind, nor is it an admission or finding that any claim Executive might raise against PRA, including any claim in connection with Executive’s employment with PRA or the conclusion of that employment, is or would be in any way valid or meritorious. Executive and PRA specifically acknowledge that this Agreement is being made solely for the purpose of concluding Executive’s employment with PRA amicably.
     9. Special Release Notification of Age Discrimination Claims.
     The General Release, in paragraph 8, includes a release of all claims under the Age Discrimination in Employment Act (“ADEA”) and, therefore, pursuant to the requirements of the ADEA, Executive acknowledges that he has been advised that this release includes, but is not limited to, all claims under the ADEA arising up to and including the date of execution of this release; to consult with an attorney and/or other advisor of his choosing concerning his rights and obligations under this release; to fully consider this release before executing it and that he has been offered ample time and opportunity, in excess of 21 days, to do so; and that this release shall become effective and enforceable 7 days following execution of this Agreement by Executive, during which 7 day period Executive may revoke his acceptance of this Agreement by delivering written notice to Bucky Walsh, Executive Vice President, PRA International, 4105 Lewis & Clark Drive, Charlottesville, Virginia 22911. This Agreement shall not become effective or enforceable until the 7 day revocation period has expired.

     10. Non-Competition and Non-Solicitation.
     Executive agrees that Section 10 (Non-Competition and Non-Solicitation) of Executive’s February 3, 2006 Employment and Non-Competition Agreement (hereby incorporated by reference) shall remain in effect as stated therein.
     11. Construction of Agreement.
          a. Executive and PRA agree that this Agreement contains all the promises and covenants made by them with respect to its subject matter, and except as specifically provided in this Agreement, supersedes any and all prior agreements or understandings between Executive and PRA with respect to the subject matter hereof, whether written or oral, including the February 3, 2006 Employment and Non-Competition Agreement.
          b. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Virginia.
          c. If any provision of this Agreement is held invalid, such invalidity shall not invalidate the entire Agreement, and the remainder of the Agreement shall not be affected.
          d. This Agreement shall not be deemed valid, binding or executed until Executive and PRA have signed.
          e. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS AGREEMENT AND KNOWS AND UNDERSTANDS ITS CONTENTS, AND VOLUNTARILY SIGNS IT OF HIS OWN FREE WILL. EXECUTIVE IS SATISFIED WITH THE TERMS OF THIS AGREEMENT AND AGREES THAT THE TERMS ARE BINDING UPON EXECUTIVE.

          f. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which shall together constitute one and the same instrument.
          IN WITNESS THEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.
WITNESS the following signature:
Executive:

/s/ J. Matthew Bond	Date:	July 5, 2007
J. Matthew Bond
Pharmaceutical Research Associates, Inc.

By:	/s/ Terrance J. Bieker	Date:	July 5, 2007

Terrance J. Bieker Chief Executive Officer